EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Itronics, Inc. on Form S-8 to be filed on or about July 27, 2006 of our report dated April 10, 2006 on the consolidated financial statements of Itronics Inc. and Subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-KSB of Itronics Inc. for the year ended December 31, 2005.

/s/Cacciamatta Accountancy Corporation

CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California July 27, 2006